Exhibit 99.1

PRESS RELEASE	CONTACT:	Deanna Altenhoff
512.495.1571
deanna.altenhoff@kochps.com

FLINT HILLS RESOURCES HOUSTON CHEMICAL, LLC
ANNOUNCES CONSENT SOLICITATION FOR 6.25% SENIOR NOTES DUE 2020

HOUSTON, Texas, October 7, 2014 /Business Wire/ — Flint Hills Resources Houston Chemical, LLC (“FHRHC” or the “Company”) today announced that it and FHR Houston Chemical Finance Corp. (“Finance Corp.,” and together with the Company, the “Issuers”) are soliciting consents (“Consent Solicitation”) from holders of the Issuers’ outstanding 6.25% Senior Notes due 2020 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”).

The Proposed Amendments would amend Section 4.03 of the Indenture to replace the requirement that the Company file reports with the Securities and Exchange Commission with a requirement that the Company provide holders of the Notes with a specified set of information that is more typical of debt securities issued in a Rule 144A-for-life transaction.  The Proposed Amendments would also amend Section 5.01(a) of the Indenture to remove the prohibition on the consolidation or merger of Finance Corp. with or into an entity that is not a corporation.

The Company will make a cash payment (the “Consent Payment”) of $5.00 per $1,000 in aggregate principal amount of Notes held by each holder of Notes as of the Record Date (as defined below) who has validly delivered its consent prior to the Expiration Time (as defined below) and who has not validly revoked its consent before the earlier of the Effective Time (as defined below) and 5:00 p.m., New York City time, on October 21, 2014, subject to satisfaction or waiver by the Company of certain conditions, including receipt of valid consents in respect of a majority in aggregate principal amount of the Notes (such consents, the “Requisite Consents”).

The Issuers anticipate that, promptly after receipt of the Requisite Consents and prior to the Expiration Time, the Issuers and Wells Fargo Bank, National Association, as trustee, will execute and deliver a supplemental indenture with respect to the Indenture (the “Supplemental Indenture”). Although the Supplemental Indenture will become effective upon its execution and delivery (the “Effective Time”), the Proposed Amendments to the Indenture shall become operative only after the Consent Payment is paid.  The Consent Payment is expected to be paid promptly following the satisfaction or waiver by the Company of the conditions set forth in the Consent Solicitation Statement (as defined below) for the Consent Payment.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 21, 2014 (such date and time, as the same may be extended by the Issuers from time to time, the “Expiration Time”). Only holders of record of the Notes (or participants in The Depository Trust Company acting under an omnibus proxy) as of 5:00 p.m., New York City time, on October 6, 2014 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the Consent Solicitation.

Holders of Notes for which no consent is delivered prior to the Expiration Time will be bound by the Supplemental Indenture if the Effective Time occurs, and will not be entitled to receive the Consent Payment.

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the consent solicitation statement dated October 7, 2014, as the same may be amended or supplemented from time to time (the “Consent Solicitation Statement”), and the accompanying consent letter. The Issuers may, in their sole discretion, terminate, extend or amend the Consent Solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Statement, the consent letter and other related documents may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, at (800) 331-6359 (toll free) or email pdh@dfking.com.  Holders of the Notes are urged to review the Consent Solicitation Statement and the consent letter for the detailed terms of the Consent Solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the Consent Solicitation should contact the Solicitation Agent, Goldman, Sachs & Co., at (212) 902-6941 (collect) or (800) 828-3182 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About FHRHC

FHRHC is a major producer of propylene with operations in the vicinity of the Houston Ship Channel and a subsidiary of Flint Hills Resources, LLC.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release relating to the Company’s expectations regarding the Consent Solicitation are forward-looking information and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.

Among other risks and uncertainties, there can be no guarantee that the Consent Solicitation will be completed, or if completed, the time frame in which it will be completed.  The Consent Solicitation is subject to the satisfaction of certain conditions contained in the Consent Solicitation Statement.

The Company has based its forward-looking statements, including statements made regarding Consent Solicitation, the expected timetable for completing the Consent Solicitation and other statements, on its management’s beliefs and assumptions based on information available to management at the time the statements are made. The Company cautions you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by its forward-looking statements.  Except as required under the federal securities laws, the Company does not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

For further information please contact:

Deanna Altenhoff

512.495.1571

deanna.altenhoff@kochps.com